Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Third Quarter Fiscal 2006

Buca di Beppo Comparable Restaurant Sales Increased 2.7%

Minneapolis, Minnesota, October 10, 2006: BUCA, Inc. (NASDAQ: BUCA) today announced that Buca di Beppo comparable restaurant sales increased 2.7% for the third quarter of fiscal 2006 as compared to the same period last year. The increase reflects the eighth consecutive quarter of positive comparable restaurant sales for the Buca di Beppo restaurants. Comparable restaurant sales increased 3.7% for the first three quarters of fiscal 2006 as compared to the same period last year.

Comparable restaurant sales are for the company’s Buca di Beppo restaurants only, as Vinny T’s of Boston was classified as discontinued operations. Vinny T’s of Boston was sold after the end of the third quarter.

About the Company:

BUCA, Inc. owns and operates 93 highly acclaimed family style Italian restaurants under the name Buca di Beppo in 24 states and the District of Columbia.

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